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                           EXHIBIT 21.1


                SUBSIDIARIES OF REXENE CORPORATION


       NAME OF SUBSIDIARY               JURISDICTION OF INCORPORATION

El Paso Products Sales Company                      Texas
Rexene Foreign Sales Company                  U.S. Virgin Islands
Rexene Cogeneration, Inc.                          Delaware
Rexene Corporation Limited                         England